UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

           July 8, 2008
(Date of earliest event reported)

LABORATORY CORPORATION OF
AMERICA HOLDINGS

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	1-11353	13-3757370

(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

358 SOUTH MAIN STREET, BURLINGTON, NORTH CAROLINA	27215	336-229-1127

(Address of principal executive offices)	(Zip Code)	(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Haas Separation Agreement

On July 8, 2008, Laboratory Corporation of America Holdings (the “Company”) entered into a separation agreement and general release (the “Separation Agreement”) with William B. Haas, Executive Vice President, Esoteric Business, in connection with his departure from the Company effective May 31, 2008. The Separation Agreement provided Mr. Haas with certain post-employment compensation benefits in exchange for Mr. Haas’ execution of a general release and agreement to certain non-compete, non-solicitation and non-disclosure provisions. Following his resignation and the delivery of the release to the Company, Mr. Haas was entitled to receive $937,125 (half of which was payable within 30 days of the effective date of the separation agreement and half of which is payable on the one year anniversary of the effective date of the separation agreement), a pro-rated amount of his 2008 management incentive bonus plan award in the amount of $112,562.50, Cobra coverage for an 18 month period, and the benefits available under the Company’s Senior Executive Transition Policy, as well as other benefits specified in the Separation Agreement. The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Discretionary Bonus Awards

On February 10, 2009, the Compensation Committee of the Company’s Board of Directors awarded the following individuals, who were identified as named executive officers in the Company’s Proxy Statement for its 2008 Annual Meeting, with discretionary cash bonuses in the amounts indicated: David P. King, Chief Executive Officer—$160,000; William B. Hayes, Executive Vice President and Chief Financial Officer —$55,000; Bradford T. Smith, Executive Vice President and Chief Legal Officer through January 1, 2009 —$98,000; and Myla P. Lai-Goldman, Executive Vice President, Chief Scientific Officer and Medical Director through December 31, 2008—$51,000.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1   Employment Separation Agreement and General Release between William B. Haas and Laboratory Corporation of America Holdings

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Laboratory Corporation of America Holdings (Registrant)
Date: April 24, 2009	By:	/s/F. Samuel Eberts III
F. Samuel Eberts III, Chief Legal Officer and Secretary